Exhibit 10.77

To:    Dan Maurer, SVP and GM, Small Business Management Solutions
From:     Brad Smith, President and CEO, Intuit Inc. /s/ BDS
Date:     July 23, 2013
Re:    Commuting and Relocation Allowance

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In your new role as SVP and GM of the Small Business Management Solutions group based in Mountain View, California, we appreciate that you will be required to incur additional expenses for travel and accommodations. We understand that it is inconvenient to relocate your family at this time and therefore you will maintain your home in San Diego, California while performing this new job. In order to offset those additional costs, the company will provide you with an expense allowance for those costs that you incur during the company's 2014 fiscal year. This amount will be $240,000.
This amount will be paid to you in four installments during the course of the year. A payment in the amount of $60,000 will be made in each of the months of August 2013, November 2013, February 2014 and May 2014, provided that you are continuing to act in this role at the time of payment. These amounts will be treated as taxable income to you. The company will expect you to cover the costs of transportation between your home and your primary job location as well as accommodations and local transportation close to your primary job location while you are away from home out of this amount. Other than this amount, the company will not reimburse you for any expenses of this type that you incur during the company's 2014 fiscal year, except that if for any reason you cease to act in this role during the fiscal year (other than on account of your voluntary departure), the company will pay for the cost of any housing lease for any period for which you have not yet received an installment through July 31, 2014. The company will evaluate during the 2014 fiscal year whether or not to continue this allowance in a future fiscal year.

In addition, since we understand that you are still evaluating relocation of your home to Mountain View, we want to assure you that we will make the benefits under Intuit's relocation programs available to you through August 1, 2014. This includes those benefits described under the Intuit Relocation Policy, the company's home sale assistance policy, and the company's home purchase benefit policy. We understand that materials describing these policies have already been provided to you.

We wish to reiterate how much the company appreciates your willingness to take on these new responsibilities despite the personal sacrifices that they require from you and your family. We hope that assisting you financially with these additional expenses makes those sacrifices easier to shoulder.